MIDLAND CAPITAL HOLDINGS CORPORATION

EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                            Three Months Ended         Nine Months Ended
                                                March 31,                   March 31,
                                           2002          2001          2002          2001
                                           ----          ----          ----          ----

Net Income                               $240,065      $ 66,561      $610,462      $272,441
                                         ========      ========      ========      ========


Weighted average common shares
  outstanding for basic computation       363,975       363,975       363,975       363,975
                                         ========      ========      ========      ========

Basic earnings per share                 $   0.66      $   0.18      $   1.68      $    .75
                                         ========      ========      ========      ========


Weighted average common shares
  outstanding for basic computation       363,975       363,975       363,975       363,975

Common stock equivalents due to
  dilutive effect of stock options          3,054         2,348         3,908         2,509
                                         --------      --------      --------      --------

Weighted average common shares and
  equivalents outstanding for
  diluted computation                     367,029       366,323       367,883       366,484
                                         ========      ========      ========      ========

Diluted earnings per share               $   0.65      $   0.18      $   1.66      $   0.74
                                         ========      ========      ========      ========
